Exhibit 99.1

Contact:	Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

Media:	Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER 2007 RESULTS

YOUNGSVILLE, NC, MAY 8, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the first quarter ended March 31, 2007. Highlights for the quarter include:

•

Net sales for the first quarter of 2007 were $144.0 million, a 1.8% decrease from $146.7 million for the first quarter of 2006. Excluding currency effects described below, first quarter 2007 net sales decreased 5.7% from the first quarter of 2006.

•

Net income was $4.1 million, or $0.09 per diluted share, for the first quarter of 2007 compared to $9.5 million, or $0.22 per diluted share, for the first quarter of 2006. Shares used in computing diluted EPS were 44.1 million for the first quarter of 2007 compared to 43.8 million for the first quarter of 2006. Net income in the 2007 quarter was affected primarily by higher restructuring and impairment expenses on a pre-tax basis in the first quarter of 2007 of $4.1 million, as compared to $0.2 million in the first quarter of 2006 and by lower net sales levels in the first quarter 2007 compared to the same quarter in 2006.

•

Net cash generated by operating activities was $15.3 million for the first quarter of 2007, compared to $3.7 million in the same quarter last year, resulting primarily from improvements in working capital.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $32.8 million for the first quarter of 2007, compared to $37.4 million for the first quarter of 2006, reflecting lower sales volume and inflationary impact on our cost structure, offset somewhat by manufacturing efficiencies and raw material price savings.

•	Cash on hand at March 31, 2007 was $17.7 million compared to $16.8 million at December 31, 2006 and $34.5 million at March 31, 2006.

•

On May 2, 2007, the Company amended its credit facility agreement with the lenders to provide additional financial flexibility as it seeks to invest in programs aimed at increasing growth, accelerating the payment of debt and reducing its cost structure. The agreement modifies certain covenants, ratios and definitions, as described in the Company’s current report on Form 8-K filed on May 2, 2007. In connection with the amendment, the Company paid an amendment fee of approximately $1.5 million, as well as other fees and expenses.

•

On May 2, 2007, Xerium Technologies announced that its Board of Directors had declared a dividend of $0.1125 per share of common stock payable on June 15, 2007 to shareholders of record as of the close of business on June 5, 2007.

Thomas Gutierrez, Chief Executive Officer of Xerium Technologies, said, “We are continuing to operate in a challenging worldwide marketplace, and while we believe that we are making substantial progress in implementing initiatives designed to diminish the impact of market pressures on our business, we are not yet reaping the full benefits of those actions.”

Mr. Gutierrez continued, “In response to the opportunities for growth in the Asian markets and to the economic difficulties being experienced in the North American and European paper and board industry, we have taken additional steps, announced last week, to improve our financial flexibility. These actions include both an amendment to our credit agreement and obtaining an extension through December 2008 of the commitment of our largest shareholder to participate in our dividend reinvestment plan and adopting a new dividend policy. We believe the net effect of these actions will be to increase cash available to make critical investments in the business while at the same time accelerating the pay down of debt. We expect these measures will enable us to move ahead aggressively with our strategic plans for growth, particularly our increased investments in the growing Asian market, where we have announced our intention to build a facility in Vietnam.”

Mr. Gutierrez concluded, “While we do not expect that market conditions will improve over the coming year, we remain confident about Xerium’s long-term market position. We believe that the impact of new product introductions, combined with our cost reduction programs and other initiatives, position us for enhanced profitability later this year. We also believe that first quarter revenue and profitability do not reflect the strength of orders and pending contract awards we have received as we enter the second quarter. Taking into account these indicators, combined with the expected impact of the cost reduction and growth programs we have initiated over the last six months, we anticipate that our performance will improve over the balance of the year.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•

Capital expenditures for the first quarter of 2007 were $7.1 million, compared to $8.1 million for the first quarter of 2006. Approximately $5.1 million of capital expenditures in this year’s quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $2.0 million used to sustain the Company’s existing operations and facilities.

•

In March 2007, the Company initiated the closure of two small roll covers facilities; one in the U.K. and one in the U.S. Restructuring charges associated with these closures in the first quarter of 2007 were approximately $1.9 million. The Company took additional steps to streamline its global operating structure, and incurred associated restructuring charges of approximately $2.3 million. Xerium expects to incur an additional $2.0 million to $2.5 million for these and other restructuring programs during the remainder of 2007.

•	Xerium’s effective tax rate for the first quarter of 2007 was 31%, which was relatively constant as compared with the first quarter of 2006.

•	In March 2007, Xerium made debt repayments of $5.7 million.

The following table presents net sales for the first quarter of 2007 and 2006 by segment and the effect of currency on pricing and translation on first quarter 2007 net sales:

	Net Sales Three Months Ended March 31,		Decrease in net sales from Q1 2006 to Q1 2007	Increase in Q1 2007 net sales due to currency translation*	Percent decrease in net sales from Q1 2006 to Q1 2007
	2007	2006			Total	Excluding currency translation effect	**Change in Q1 2007 net sales due to currency effects on pricing	Percent decrease in net sales from Q1 2006 to Q1 2007 excluding effect of currency on pricing and translation
Clothing	$93.3	$95.3	$(2.0)	$4.5	(2.1)%	(6.8)%	$(0.9)	(5.9)%
Roll Covers	50.7	51.4	(0.7)	2.0	(1.4)%	(5.3)%	—	(5.3)%
Total	$144.0	$146.7	$(2.7)	$6.5	(1.8)%	(6.3)%	$(0.9)	(5.7)%

*	Decrease in first quarter 2007 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the first quarter of 2006 from (ii) net sales for the first quarter of 2006 at the applicable average foreign currency exchange rate for the first quarter of 2007.

**	Change in the first quarter 2007 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•

Clothing segment sales during the first quarter of 2007 decreased 2.1% to $93.3 million from $95.3 million in the comparable period of 2006, reflecting reduced sales volumes in North America and Europe, the timing of orders and the higher conversion of consignment inventory to sales in the prior year period. Excluding the currency effects described above, clothing segment sales for the first quarter of 2007 would have decreased 5.9% as compared with the first quarter of 2006.

•

Clothing segment earnings for the first quarter of 2007 of $23.7 million decreased by 12.5% compared to the prior year quarter of $27.1 million reflecting primarily currency effects and lower sales volume.

•	Restructuring expenses were $1.7 million in the Clothing segment during the first quarter of 2007 related principally to the reorganization in Xerium’s European clothing businesses.

•	Overall pricing levels in the Clothing segment declined less than 1% in the first quarter of 2007 compared to the same period in 2006.

Roll Covers Segment Commentary

•

Roll covers segment sales during the first quarter of 2007 decreased 1.4% to $50.7 million from $51.4 million in the comparable period in 2006, primarily due to lower sales, primarily in North America. Excluding the currency effects described above, in the first quarter of 2007 roll covers segment sales would have decreased 5.3% from the first quarter of 2006.

•

Roll covers segment earnings for the first quarter of 2007 of $12.1 million decreased 3.2% compared to the prior year quarter. This decline primarily reflected a decline in volume consistent with industry conditions, as well as the impact of inflation on the cost structure.

•

Restructuring expenses were $2.4 million in the Roll covers segment during the first quarter of 2007 related principally to (i) ceasing manufacturing activity at a roll covers facility in the U.K., (ii) initiating the closing of a roll covers manufacturing facility in the U.S. and (iii) reorganizing Xerium’s North American and European roll covers businesses.

•	Overall pricing levels in the Roll Covers segment declined by approximately 2% in the first quarter of 2007 compared to the same period in 2006.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning, Wednesday, May 9, 2007, beginning at 8 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-800-561-2718, using passcode 54745649, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-614-3525, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility or could be prohibited from paying dividends. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 33 manufacturing facilities in 14 countries around the world, Xerium Technologies has approximately 3,800 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for period ended December 31, 2006 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

— Financial Tables Follow —

Xerium Technologies, Inc.

Condensed Consolidated Income Statements – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales	$143,958	$146,732
Costs and expenses:
Cost of products sold	82,956	85,029
Selling	19,259	18,565
General and administrative	18,031	16,620
Restructuring and impairments	4,133	222
Research and development	2,554	2,561

	126,933	122,997

Income from operations	17,025	23,735
Interest expense	(10,871)	(10,634)
Interest income	247	623
Foreign exchange loss	(396)	(136)

Income before provision for income taxes	6,005	13,588
Provision for income taxes	1,867	4,050

Net income	$4,138	$9,538

Net income per share:
Basic	$0.09	$0.22

Diluted	$0.09	$0.22

Shares used in computing net income per share:
Basic	43,912,491	43,725,093

Diluted	44,076,366	43,817,839

Dividends per common share:	$0.225	$0.225

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net income	$4,138	$9,538
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	535	778
Depreciation	9,888	9,937
Amortization of intangibles	1,111	1,043
Deferred financing cost amortization	918	923
Unrealized foreign exchange (gain) loss on revaluation of debt	19	392
Deferred taxes	(657)	4,287
Asset impairment	389	—
(Gain) loss on disposition of property and equipment	78	(22)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	6,811	(2,202)
Inventories	(5,815)	(3,371)
Prepaid expenses	(2,219)	(2,097)
Other current assets	1,639	(444)
Accounts payable and accrued expenses	(2,848)	(11,921)
Deferred and other long term liabilities	1,267	(3,127)

Net cash provided by operating activities	15,254	3,714
Investing activities
Capital expenditures, gross	(7,101)	(8,110)
Proceeds from disposals of property and equipment	64	131
Payment for acquisitions, net of cash acquired	—	(6,912)
Other	95	20

Net cash used in investing activities	(6,942)	(14,871)
Financing activities
Net increase in borrowings (maturities of 90 days or less)	(327)	1,872
Proceeds from borrowings (maturities longer than 90 days)	2,494	155
Principal payments on debt	(5,722)	(7,581)
Cash dividends on common stock	(4,700)	(9,838)
Other	—	(829)

Net cash used in financing activities	(8,255)	(16,221)
Effect of exchange rate changes on cash flows	845	1,926

Net increase (decrease) in cash	902	(25,452)
Cash and cash equivalents at beginning of period	16,816	59,976

Cash and cash equivalents at end of period	$17,718	$34,524

Supplemental schedule of noncash investing and financing activities:
The Company purchased all of the capital stock and manufacturing facility of Coldwater Covers, Inc. for $6,961 and assumed liabilities as follows:
Fair value of assets acquired	$—	$7,020
Cash paid for capital stock and manufacturing facility	—	(6,961)

Liabilities assumed	$—	$59

Common stock issued in lieu of cash dividends pursuant to the Dividend Reinvestment Plan	$5,152	$—

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$17,718	$16,816
Accounts receivable (net of allowance for doubtful accounts of $4,690 at March 31, 2007 and $4,220 at December 31, 2006)	103,893	109,694
Inventories	110,887	103,853
Prepaid expenses	6,645	4,426
Other current assets	18,191	19,273

Total current assets	257,334	254,062
Property and equipment, net	376,533	375,179
Goodwill	318,681	318,019
Intangible assets and deferred financing costs, net	35,196	37,151
Other assets	6,336	6,315

Total assets	$994,080	$990,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$9,222	$10,571
Accounts payable	37,334	39,778
Accrued expenses	51,219	48,574
Current maturities of long-term debt	7,467	10,110

Total current liabilities	105,242	109,033
Long-term debt, net of current maturities	622,919	618,379
Deferred and long term taxes	42,760	40,479
Pension, other postretirement and postemployment obligations	109,046	106,255
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of March 31, 2007 and December 31, 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 44,434,325 and 43,799,662 shares outstanding as of March 31, 2007 and December 31, 2006	444	438
Paid-in capital	207,285	201,563
Accumulated deficit	(85,350)	(74,572)
Accumulated other comprehensive loss	(8,266)	(10,849)

Total stockholders’ equity	114,113	116,580

Total liabilities and stockholders’ equity	$994,080	$990,726

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on indebtedness, net, (iii) restructuring or related impairment costs and costs for programs intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets (not to exceed $11.0 million in the aggregate for 2005, $4.0 million in the aggregate for 2006, $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
(in thousands)	2007	2006
Net cash provided by operating activities	$15,254	$3,714
Interest expense, net	10,624	10,011
Net change in operating assets and liabilities	1,165	23,162
Income tax provision	1,867	4,050
Stock-based compensation	(535)	(778)
Deferred financing cost amortization	(918)	(923)
Deferred taxes	657	(4,287)
Asset impairment	(389)	—
Gain (loss) on disposition of property and equipment	(78)	22
Unrealized foreign exchange loss on indebtedness, net	(19)	(392)

EBITDA	27,628	34,579
Unrealized foreign exchange loss on indebtedness, net	19	392
Restructuring expenses	3,744	222
Non-cash impairment charges (A)	389	—
Growth program costs (B)	617	—
Inventory write-offs under restructuring programs	14	—
Non-cash compensation and related expenses	535	778
Non-recurring expenses resulting from cost reduction programs (C)	(102)	1,444

Adjusted EBITDA	$32,844	$37,415

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.

(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the three months ended March 31, 2007 include expenses incurred for the Company’s lean manufacturing initiatives, expansion into Vietnam and other such programs. Growth program costs were not added back to net income in calculating Adjusted EBITDA for the three months ended March 31, 2006 based upon the credit facility as in effect at that time.

(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three months ended March 31, 2007 and March 31, 2006. These fees, expenses and charges are presented in the following table:

(in thousands)	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$(200)	$—
Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	98	1,444

Total	$(102)	$1,444

(1)	For the three months ended March 31, 2007, reflects the reversal of amounts accrued in prior periods.

(2)	For the three months ended March 31, 2007, the amount includes added operating costs related to facility closures in Italy. For the three months ended March 31, 2006, the amount includes added operating costs related to facility closures in North America.